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                                  EXHIBIT 3.6

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             NU-TECH BIO-MED, INC.

          Nu-Tech Bio-Med, Inc., in order to amend its Amended and Restated Certificate of Incorporation (the "Restated Certificate"), hereby certifies as follows:

     FIRST: The name of the corporation is NU-TECH BIO-MED, INC.

     SECOND: The corporation hereby amends its Certificate of Incorporation as follows:

               1. Article FIRST of the Corporation's Restated Certificate is amended to read in its entirety as follow:

               "FIRST: The name of the corporation is United Diagnostic, Inc."

          B. Article FOURTH of the Corporation's Restated Certificate is hereby amended to provide for deletion of existing Paragraph 2 and replacing it with a new paragraph 2, which provides for a 1-for-70 reverse split of the Corporation's Common Stock, par value $.01 per share, that will read in its entirety as follows:

               "2. Reverse Stock Split. Upon the filing of this Amendment with the Secretary of State of Delaware, and effective as of 5:00 p.m. on the date of filing (referred to herein as the "Effective Time"), every 70 shares of Common Stock issued and outstanding as of the Effective Time shall automatically, and without any action on the part of the stockholders, be converted and combined into one share of validly issued, fully payable and non-assessable share of Common Stock, par value $.01 (the "Reverse Split"). In the case of a holder of shares not evenly divisible by 70, such holder shall receive, in lieu of any fraction of a share, a cash payment equal to the average of the last sale price of the Common Stock, as obtained by the Company from a national quotation service or such other source as the Company deems reasonable, on the five trading days ending on the day of the Effective Time multiplied by that number of shares of Common Stock that would otherwise have been converted into such fraction of a share. As of the Effective Time and thereafter, a certificate(s) representing shares of Common Stock prior to the Reverse Split shall be deemed to represent the number of new shares into which the old shares are convertible and the right to recover a cash payment in lieu of fractional shares."

     THIRD: The amendments effected hereby were authorized by the written consent of the holders of a majority of all of the outstanding shares entitled to consent thereto pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, the undersigned hereby execute this document and affirm the facts set forth herein are true under penalties of perjury this _____ day of December 1998.



                                   /s/ J. Marvin Feigenbaum
                                   ------------------------------------
                                   J. Marvin Feigenbaum, President



                                   /s/ David Sterling
                                   ------------------------------------
                                   David Sterling, Secretary









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